Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Lincoln National Corporation pertaining to the Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedules of Lincoln National Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Lincoln National Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, PA
November 12, 2008